Great-West Life & Annuity
Insurance Company
A Stock Company
[8515 East Orchard Road
Greenwood Village, CO 80111]
[1-877-723-8723]

CONTRACT AMENDMENT

THIS AMENDMENT IS ISSUED BY GREAT‑WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT (THE “CONTRACT”) AND GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER (THE “RIDER”) TO WHICH IT IS ATTACHED. Except as expressly amended by this Amendment, the terms and conditions of the contract and rider shall remain in full force and effect. if there is any conflict between this amendment and the contract or rider, the terms of this amendment will prevail.

1.     The Right to Examine on the front cover of the Contract is deleted and replaced with the following:
There is a 10 day right to cancel. If the Contract is issued as a replacement of existing life insurance or annuity coverage, the right to cancel period is extended to 30 days from the date of receiving it. If you are not satisfied with the Contract, return it to the Retirement Resource Operations Center or an agent of the Company. The Contract will be void from the start, and the Company will refund the Annuity Account Value as of the Transaction Date the Request for cancellation is received. During the right to cancel period, the Contributions will be allocated in the Sub-Account(s) as specified in the application.

4.    Section 3.03 of Section 3 of the Contract is deleted and replaced with the following:

3.03 ALLOCATION OF CONTRIBUTIONS
If the application is in good order, the initial Contribution will be applied within two Business Days of receipt at the Retirement Resource Operations Center. During the right-to-cancel period, all Contributions will be allocated in one or more of the Sub-Account(s) as specified in the application. During the right-to-cancel period, the Owner may change the allocations to the Sub-Accounts.

After the right-to-cancel period, subsequent Contributions will be allocated to the Annuity Account in the proportion Requested by the Owner. If there are no accompanying instructions, then allocations will be made in accordance with standing instructions. Allocations will be effective upon the Transaction Date.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Contract.

[R. Schultz]                        [Robert L. Reynolds]
[Richard Schultz],                    [Robert L. Reynolds],
[Secretary]                        [President and Chief Executive Officer]

ICC14-SCH-AMEND